Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

[—], 2014

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

The People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Zhaopin Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), par value US$0.01 per share, of the Company, (ii) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on [—], 2014, and (iii) the Company’s proposed listing of the ADSs on the [New York Stock Exchange].

In so acting, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents with respect to the documents submitted to us as copies. We have also assumed that the documents as they were presented to us up to the date of this legal opinion have not been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any national, provincial or local governmental agency or body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“PRC Affiliates” means Shenyang Zhilian Wangpin Advertising Co., Ltd., Harbin Zhilian Wangcai Advertising Co., Ltd. and Beijing Sanke Human Resources Service Co., Ltd.;

“PRC Group Companies” means the PRC Affiliates and PRC Subsidiaries collectively, and individually a “PRC Group Company”;

“PRC Laws” means all officially published and publically available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, and subordinate legislations of the PRC currently in effect as of the date of this opinion;

“PRC Subsidiaries” means Zhilian Wangpin (Beijing) Technology Co., Ltd. (“Zhilian Wangpin”), Zhilian Yipin (Beijing) Technology Co., Ltd., Beijing Wangpin Consulting Co., Ltd. and Guangdong Zhilian Culture & Media Co., Ltd.;

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement; and

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our Consolidated Affiliated Entities” in the section “Our Corporate History and Structure” in the Prospectuses.

Based on the foregoing, we are of the opinion that:

1. Each of the PRC Group Companies has been duly incorporated and is validly existing as a company with limited liability and has full legal person status under the PRC Laws and its business license is in full force and effect. The registered capital of each PRC Group Company has been paid in accordance with the relevant PRC Laws, Governmental Authorizations and its respective articles of association. All of the equity interests in the PRC Group Companies are legally owned by their respective shareholders as disclosed in the Prospectuses, and to the best of our knowledge after due inquiry, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except the pledges and option under VIE Agreements as disclosed in the Prospectuses.

2. Each of the PRC Group Companies has duly obtained all Governmental Authorizations that are required under the PRC Laws for the ownership of the equity interests in the PRC Group Companies by their respective shareholders, except the defect with respect to the establishment of Guangdong Zhilian Culture & Media Co., Ltd., as a subsidiary of wholly foreign owned enterprise, which have not been approved by competent governmental authorities.

3. To the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Group Companies, except the pledge and option under VIE Agreements as disclosed in the Prospectuses. The articles of association of each of the PRC Group Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

4. The ownership structure of the PRC Group Companies as set forth in the Prospectuses complies with all existing PRC Laws

5. Each of Zhilian Wangpin, the PRC Affiliates and the individual shareholders of the PRC Affiliates, as the case may be, has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of Zhilian Wangpin and the PRC Affiliates has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party. Each of the VIE Agreements is, and taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, except that the pledge agreements have not been registered and are not enforceable. The execution, delivery and performance of the VIE Agreements will not result in any violation of PRC Laws.

6. To the best of our knowledge after due inquiry, there are no legal, arbitral or governmental proceedings in progress or pending in the PRC to which any Group Company is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Company, would individually or in the aggregate have a Material Adverse Effect.

7. All dividends and other distributions declared and payable upon the equity interests in each of Zhilian Wangpin, Zhilian Yipin (Beijing) Technology Co., Ltd. and Beijing Wangpin Consulting Co., Ltd. in accordance with their respective articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures, as disclosed in the Prospectuses.

8. As a matter of PRC Laws, none of the PRC Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, from the jurisdiction of any court in the PRC, from service of process, from attachment prior to or in aid of execution of judgment, or from other PRC legal process or proceeding for the granting of any relief or the enforcement of any judgment of a PRC court.

9. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006, as amended on June 22, 2009. The M&A Rules require, among other things, offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC Laws, we are of the opinion that CSRC approval is not required in the context of the Offering and the Company’s proposed listing of the ADSs on [the New York Stock Exchange].

10. The statements set forth in the Prospectuses under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Our Corporate History and Structure,” “Management,” “Related Party Transactions,” “Business,” “Regulation”, “Enforcement of Civil Liabilities”, “Taxation”, “Description of Share Capital” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, to the extent that they constitute matters of PRC Laws, summaries of legal matters or proceedings in the PRC, or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of documents or agreements governed by PRC Laws, are correct and accurate in all material aspects respects, and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading in any material respect.

The opinion on enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally; and it is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest and national security, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or unlawful; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws, regulations and policy in the PRC.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours Sincerely,

Commerce & Finance Law Offices

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